Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

Media Contacts:

Morningstar

Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

Phillip Gray, +61 2 9276 4456, phillip.gray@morningstar.com

Intech Pty Ltd

Kate Hage, +61 2 8022 2864, kate.hage@intech.com.au

FOR IMMEDIATE RELEASE

Morningstar Australasia Completes Acquisition of Intech Pty Ltd from IOOF

CHICAGO/SYDNEY, June 30, 2009—Morningstar Australasia Pty Limited, an Australian subsidiary of Morningstar, Inc. (NASDAQ: MORN), today announced it has completed its previously announced acquisition of Intech Pty Ltd, a leading provider of multi-manager and investment portfolio solutions in Sydney, Australia, from IOOF Transition 3 Pty Ltd., a subsidiary of IOOF Holdings Limited (ASX:IFL). Terms were not disclosed.

Founded in 1989, Intech advises some of Australia’s major superannuation funds, institutional clients, and investment platforms.

Anthony Serhan, formerly head of research for Morningstar in Australia, has been appointed managing director of Intech Pty Ltd.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for approximately 6.5 million individual investors, 260,000 financial advisors, and 3,300 institutional clients.

Morningstar provides data on more than 300,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 19 countries and minority ownership positions in companies based in three other countries.

Morningstar established its operations in Australia in 1999. The company’s products and services include a local version of Advisor Workstation, the Morningstar.com.au Web site for retail investors, stock research software, trade magazines and newsletters, widely distributed fund and share datafeeds, and investment consulting services. In 2006, Morningstar acquired Aspect Huntley Pty Limited, a leading provider of equity information, research, and financial trade publishing in Australia.

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©2009 Morningstar, Inc.  All rights reserved.